UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

EAGLE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-20146	54-1601306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Main Street P.O. Box 391 Berryville, Virginia	22611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 955-2510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 7, 2008, the United States Treasury Department announced a plan to place the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) in conservatorship under the authority of the Federal Housing Finance Agency (the “FHFA”). Bank of Clarke County (the “Bank”), the wholly-owned subsidiary of Eagle Financial Services, Inc. (the “Company”), holds preferred stocks issued by Fannie Mae and Freddie Mac at a cost of $2.5 million. After the conservatorship was announced, the market value of the preferred stocks owned by the Bank decreased significantly and, based on recent trades, is less than $250,000. As a result, the Company announced today that it expects to record a non-cash other-than-temporary impairment charge to earnings during the third quarter of 2008 related to its investments in preferred stocks issued by Fannie Mae and Freddie Mac. The Company will continue to evaluate this situation and expects to make a final determination of impairment relating to these securities in connection with the preparation of its financial statements for the third quarter of 2008. Neither the Bank nor the Company holds any common stock or other equity securities issued by Fannie Mae or Freddie Mac.

A copy of the press release is being furnished as an exhibit to this report and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is being furnished pursuant to Item 8.01 above.

Exhibit No.	Description
99.1	Press release dated September 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2008

Eagle Financial Services, Inc.

By:	/s/ JAMES W. MCCARTY, JR.
James W. McCarty, Jr.
Vice President, Chief Financial Officer, and Secretary-Treasurer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated September 12, 2008.